Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of the 15th   day of October, 2013 (the “Effective Date”), by and between Stratex Oil & Gas Holdings, Inc., a Colorado corporation (the “Company”) with offices located at 30 Echo Lake Road, Watertown CT 06795 (the “Premises”) and Alan Gaines, an individual residing at 23 Cardinal Road, Weston CT 06883 (the “Consultant”).

RECITALS

WHEREAS, Company desires to engage the Consultant to assist the Chairman of the Board/CEO review current projects, identify new oil & gas acquisitions; and aid in the financing of future acquisitions and/or business combinations, pursuant to the terms of this Agreement; and

WHEREAS, the Consultant accepts said engagement upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the Parties, it is hereby agreed as follows:

AGREEMENT

1.           Hiring of Consultant.  Company hereby hires the Consultant, to review both current and future opportunities for the Company, which may include review of acquisitions and/or merger candidates, analysis of prospective leasehold purchases, and securing of financing for the aforementioned, if necessary. In performing his duties hereunder, Consultant shall serve only as an independent contractor and Consultant expressly acknowledges that he is not an employee of the Company and that nothing contained herein shall be construed as an offer of employment or confer any benefits of employment upon the Consultant.

2.           Expense Reimbursement.  Consultant shall be entitled to be reimbursed monthly for reasonable out-of-pocket costs and expenses related to any activity allowed by this Agreement.

    3.           Term. The term (“Term”) of this Agreement shall commence on the Effective Date and shall be in force for a period of one year, ending October 15, 2014, unless sooner extended by agreement of the parties.  The Agreement shall automatically extend an additional year unless the Company gives written notice to the Consultant at least sixty (60) days prior to the termination date of its intention to terminate this Agreement or to renegotiate its terms, the Agreement shall renew and continue in effect for successive one-year periods.  Either party shall have the right to terminate this Agreement prior to the expiration of the Term provided, however, that (i) in the event of termination by Consultant, Consultant shall no longer be entitled to compensation as set forth in Section 4 and (ii) in the event of termination by the Company, Consultant shall be entitled to receive a lump sum payment in an amount equal to the product of (x) his monthly compensation as set forth in Section 4 and (y) the number of months that would have been remaining in the Term had the Agreement not been terminated.

4.           Compensation.  During the Term of this Agreement, Consultant shall be entitled to receive as compensation, the sum of $15,000.00 per month.  Consultant shall bear the full responsibility of paying all taxes with respect to his compensation. Consultant will also receive 5 shares of preferred stock.

   5.           Grant of Stock Options. Concurrent with the execution of this Agreement, the Company shall grant a stock option (“Stock Option”) to the Executive, exercisable to purchase up to an aggregate of 8% of the Company’s fully diluted shares. Fully diluted shall be defined as common stock outstanding to include any options or warrants within 20% of exercise price at the time Consultant exercises this option. Fully diluted will not calculate any shares issued to extinguish the preferred shares outstanding. The Stock Option shall be exercisable at an exercise price of $0.15 per share for a period of five (5) years and shall permit for cashless exercise.

6.           Non-Competition. Consultant expressly acknowledges that, in order to protect the Company, and persons and entities that do business with the Company, it is essential condition of this Agreement that for so long as this Agreement remains in force and effect and for a period of six (6) months thereafter, Consultant will not:

(a)
directly or indirectly, for his own account or on behalf of any other person or as an employee, consultant, manager, agent, broker, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venture, or otherwise engage in any business which is then engaged, or proposes to engage, in the drilling or production of natural gas or oil within any one (1) mile radius from any property in which the Company has an ownership interest;

(b)
solicit, entice or induce any customer of the Company to cease or limit its business with the Company, or to become a customer of any other person (including, without limitation, Consultant) or entity engaged in any activity or business competitive with the Company if as a consequence thereof such party shall (i) reduce the business it does with the Company or (ii) interfere with the relationship between the Company and any customer, and Consultant shall not cause, assist or facilitate any person in taking any such prohibited actions; and

(c)
solicit, attempt to solicit or entice away from the Company’s retention, any employee or consultant of the Company, or disrupt or interfere with, or attempt to disrupt or interfere with, the Company’s relationship with any such person, and the Consultant shall not cause, assist or facilitate any person or entity in taking such prohibited action.

7.           Company Property.  All inventions, improvements, systems, designs, ideas, business plans, sales techniques, approaches, surveys, customer lists, files, notes, records and any other business documentation or products (whether written or electronic) that Consultant makes or conceives (either individually or with others) or that are made available to Consultant during the period that this Agreement is in force and effect, relating to and connected with his retention hereunder, or that Consultant utilizes in carrying out his duties or responsibilities to the Company, shall be the Company’s exclusive property, and Consultant assigns to the Company all of his rights, if any, in and to all such property.

8.           Injunctive Relief.  Consultant expressly acknowledges and agrees that a breach by the Consultant of the covenants set forth in paragraphs 6 and 7 above will cause the Company irreparable injury and damage for which there is no adequate remedy available at law.  Consultant further expressly acknowledges and agrees that the Company shall be entitled, in addition to any remedies available at law, to injunctive or other equitable relief to prevent a breach of any provision of this Agreement by Consultant without any requirement or showing that the Company has suffered damages from such breach.

8.           Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic laws of the Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

9.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

 [Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed under seal as of the day and year first written above.

COMPANY:

STRATEX OIL & GAS, INC.,

By:   /s/ Stephen Funk

Its:  Chief Executive Officer and Chief Financial Officer

CONSULTANT:

 /s/ Alan Gaines
ALAN GAINES